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       SECURITIES AND EXCHANGE COMMISSION            ---------------------------
             WASHINGTON, D.C. 20549                           OMB Approval
                  FORM N-17f-2                       ---------------------------
                                                     OMB Number:   3235-0360
Certificate of Accounting of Securities and Similar  Expires:  July 31, 1991
          Investments in the Custody of              Estimated average burden
         Management Investment Companies             hours per response.... 0.05

     Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

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1. Investment Company Act File Number:

      811-6654

   Date examination completed:  December 31, 1998

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2. State identification Number:
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     AL        AK        AZ             AR       CA        CO
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     CT        DE        DC             FL       GA        HI
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     ID        IL        IN             IA       KS        KY
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     LA        ME        MD AE-86936-6  MA       MI        MN
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     MS        MO        MT             NE       NV        NH
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     NJ        NM        NY             NC       ND        OH
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     OK        OR        PA             RI       SC        SD
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     TN        TX        UT             VT       VA        WA
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     WV        WI        WY             PUERTO RICO
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     Other (specify):
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3. Exact name of investment company as specified in registration statement:

    BNY Hamilton Funds, Inc.
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4. Name under which business is conducted, if different from above:

    N/A
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5. Address of principal place of business (number, street, city, state, zip code):

   3435 Stelzer Road, Columbus, OH 43219
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INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note:The  estimated  average  burden  hours are made solely for  purposes of the
     Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208, New Executive Office Building, Washington, D.C. 20503.